Exhibit 12.2

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges and Preferred Stock Dividends

For the nine month period ended September 30, 2012
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(142,844)
Plus:
Fixed Charges (excluding capitalized interest)	115,223

Total Earnings (Losses)	$(27,621)

Fixed Charges:
Interest expensed and capitalized	$111,409
Amortized premiums, discounts, and capitalized expenses related to indebtedness	979
An estimate of the interest component within rental expense	2,835

Total Fixed Charges	$115,223

Preferred dividends	7,245
Tax factor (based on statutory tax rate)	0.61
Preferred dividend factor	11,877

Total fixed charges and preferred stock dividends	$127,100

Ratio of Earnings (Losses) to Fixed Charges and Preferred Stock Dividends	(A)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(142,844)
Plus:
Fixed Charges (excluding capitalized interest)	66,447

Total Earnings (Losses)	$(76,397)

Fixed Charges:
Interest expensed and capitalized	$62,633
Amortized premiums, discounts, and capitalized expenses related to indebtedness	979
An estimate of the interest component within rental expense	2,835

Total Fixed Charges	$66,447

Preferred dividends	7,245
Tax factor (based on statutory tax rate)	0.61
Preferred dividend factor	11,877

Total fixed charges and preferred stock dividends	$78,324

Ratio of Earnings (Losses) to Fixed Charges and Preferred Stock Dividends	(A)

(A)

Due to the Company’s pre-tax loss for the nine month period ended September 30, 2012 the coverage ratio was less than 1:1. The Company would have to generate additional earnings of $154.7 million to achieve a ratio of 1:1 during the nine month period ended September 30, 2012.

Exhibit 12.2

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2011	2010	2009	2008	2007
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(8,983)	$(277,011)	$(42,621)	$(32,258)	$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	181,804	243,458	293,019	349,621	427,141

Total Earnings (Losses)	$172,821	$(33,553)	$250,398	$317,363	$124,379

Fixed Charges:
Interest expensed and capitalized	$177,656	$240,275	$290,451	$347,001	$423,986
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066	642	187	192	633
An estimate of the interest component within rental expense	3,082	2,541	2,381	2,428	2,522

Total Fixed Charges	181,804	243,458	293,019	349,621	427,141

Preferred dividends	9,661	9,109	15,841	33,299	33,299
Ratio of pre tax loss to net loss	0.840	0.949	2.016	0.101	1.771

Preferred dividend factor	8,115	8,644	31,935	3,363	58,973

Total fixed charges and preferred stock dividends	$189,919	$252,102	$324,954	$352,984	$486,114

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)	(A)	(A)	(A)	(A)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(8,983)	$(277,011)	$(42,621)	$(32,258)	$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	93,518	132,620	167,836	192,891	255,909

Total Earnings (Losses)	$84,535	$(144,391)	$125,215	$160,633	$(46,853)

Fixed Charges:
Interest expensed and capitalized	$89,370	$129,437	$165,318	$190,271	$252,754
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066	642	187	192	633
An estimate of the interest component within rental expense	3,082	2,541	2,381	2,428	2,522

Total Fixed Charges	93,518	132,620	167,886	192,891	255,909

Preferred dividends	9,661	9,109	15,841	33,299	33,299
Ratio of pre tax loss to net loss	0.840	0.949	2.016	0.101	1.771

Preferred dividend factor	8,115	8,644	31,935	3,363	58,973

Total fixed charges and preferred stock dividends	$101,633	$141,264	$199,821	$196,254	$314,882

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)	(A)	(A)	(A)	(A)

(A)

For the years ended December 31, 2011, 2010, 2009, 2008 and 2007 earnings were not sufficient to cover preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $17.1 million, $277.0 million, $42.6 million, $32.3 million and $302.8 million to achieve a ratio of 1:1 in 2011, 2010, 2009, 2008 and 2007, respectively.